Exhibit 15.3

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District
Beijing 100738, PRC
Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522
Beijing • Shanghai • Shenzhen • Hong Kong
www.hankunlaw.com

April 30, 2020

To:	BeyondSpring Inc. (the “Company”) 28 Liberty Street, 39th Floor New York, New York 10005

Ladies and Gentlemen,

We have acted as legal advisors as to the laws of the People’s Republic of China to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2019 and any amendments thereto (the “Annual Report”).  We hereby consent to the use and reference to our name and our opinions and views in the Annual Report.

We further consent to the filing of this letter as an exhibit to the Annual Report.

Sincerely yours,

/s/ Han Kun Law Offices

Han Kun Law Offices